DREYFUS INTERNATIONAL VALUE FUND

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

            October 13, 2015

Dear Shareholder:

We need your help.  We recently sent you proxy materials regarding the upcoming Special Meeting of Shareholders of Dreyfus International Value Fund (the “Fund”), scheduled to be held on November 19, 2015 (the “Meeting”). Our records indicate that we have not received your voting instructions on the important proposal to be presented at this Meeting.  Please take a moment now to cast your vote so that your shares may be represented.  Another copy of your proxy card(s) has been enclosed.  Your vote is critical to the outcome of this Meeting.

After careful review, the Fund’s Board has approved the proposal detailed in your proxy materials and is recommending that shareholders vote FOR the proposal.

Should you have any questions regarding the proposal, please call the toll-free number 1-877-478-5047 Monday through Friday between 9:00 a.m. and 10:00 p.m. and Saturday between 10:00 a.m. and 6:00 p.m.  Eastern time. The voting options below have been set up for your convenience. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you for your assistance with this important matter.

Please take a moment now to cast your vote using one of the options listed below:

Vote with a proxy specialist by calling 1-877-478-5047. We can answer your questions and record your vote. (Open: M-F 9:00 a.m. – 10:00 p.m. and Sat. 10:00 a.m. – 6:00 p.m. Eastern time)

Vote by Touch-tone Phone by calling the phone number on the enclosed proxy card(s): Enter the control number printed on the card(s) and follow the touchtone prompts.

Vote via the Internet by logging on to the website noted on the enclosed proxy card(s) and enter your control number printed on the card(s), and vote by following the on-screen prompts.

Vote by Mail by mailing in your signed proxy card(s) in the envelope provided. If convenient, please utilize one of the two prior voting options listed above so that your vote is certain to be counted at the Meeting on November 19, 2015.